EXHIBIT 12

CUTLER LAW GROUP

Corporate Securities Law

M. Richard Cutler, Esq

Admitted in California & Texas

April 22, 2022

Allied Corp.

1405 St. Paul St., Suite 201

Kelowna, BC, Canada V1Y 9N2

Re: Allied Corp.

Gentlemen and Ladies:

Re: Opinion of Counsel - Registration Statement on Form 1-A

We have acted as counsel to you in connection with your filing of an offering statement on Form 1-A filed April 15, 2022 (the "offering statement"). The offering statement covers the contemplated sale of up to 5,714,286 common shares of Allied Corp. (the "company") for gross proceeds of up to $10,000,000 (the "shares"). The offering statement also qualifies common shares issuable upon exercise of 5,714,286 warrants of the company(“warrant shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the company.

For purposes of this opinion we have reviewed your constating documents, corporate minutes and offering statement. We have firsthand knowledge of the authenticity of the documents reviewed.

Based on the foregoing, we are of the opinion that the shares and warrant shares have been duly authorized, and, upon issuance and sale in accordance with the terms of the offering statement, the shares and the warrant shares will be validly issued and fully paid and non-assessable.

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that, when the offering statement becomes qualified, (a) the shares, when issued by the company and delivered by the company against payment as contemplated by the offering statement, will be duly and validly issued, fully paid and non-assessable, and (b) the warrant shares, when issued and paid for in accordance with the terms of the underwriters' warrants will be duly and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the offering statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ M. Richard Cutler

Cutler Law Group, P.C.

6575 West Loop South, Suite 400		Tel (800) 606-7150
Bellaire, Texas 77401	www.cutlerlaw.com	Fax (713) 583-7150